EXHIBIT 11


                        COMPUTATION OF EARNINGS PER SHARE

                 UNITED INDUSTRIAL CORPORATION AND SUBSIDIARIES

                                                                        Year ended December 31,
                                                            1997                  1996                 1995
                                                            ----                  ----                 ----
Net income                                              $ 14,825,000         $   6,404,000         $    888,000
                                                        ============         =============         ============
Basic:
         Weighted average shares                          12,194,885            12,172,697           12,169,196

         Dilutive stock options-based on
         treasury stock method using
         average market price                                225,236                38,376               23,771
                                                        ------------         -------------         ------------
Dilutive potential Common Shares                          12,420,121            12,211,073           12,192,967
                                                        ============         =============         ============
Earnings per share:
         Basic                                        $         1.22       $           .53       $          .07
                                                      ==============       ===============       ==============
         Diluted                                      $         1.19       $           .52       $          .07
                                                      ==============       ===============       ==============
